Exhibit 10(a)(i)

Texas Instruments Incorporated

Nonqualified Stock Option Agreement (Executive Officers)

Form No. 2

2000 LTIP

Your option is subject to the following terms and conditions, your acceptance of which is required before you can exercise the option:

1.	Exercisability. On or after the first anniversary of the Option Date (as defined in Section 9), during the balance of the option term, your option may be exercised and shares purchased at any time or times under the following conditions:

(a)	Installment Table. Except as provided in Sections 1(b), 1(c) and 1(d), the option will be exercisable through the tenth anniversary of the Option Date based on the following table.

On or After	Percent Exercisable
1st anniversary of the Option Date	25%
2nd anniversary of the Option Date	50%
3rd anniversary of the Option Date	75%
4th anniversary of the Option Date	100%

(b)	Change in Control. The table in Section 1(a) will not apply and, subject to the other terms and conditions of this agreement, the option will be exercisable in full through the tenth anniversary of the Option Date if there is a Change in Control (as defined in Section 9).

(c)	Termination of Employment. The effect of termination of employment from TI (as defined in Section 9) is as follows:

(i)	Termination for cause: The option will be canceled immediately upon termination.

(ii)	Death: The option will continue to full term, becoming exercisable per the table in Section 1(a), and will be exercisable by your heirs.

(iii)	Permanent disability: The option will continue to full term, becoming exercisable per the table in Section 1(a).

(iv)	Termination (except for cause), at least six months after the Option Date and when you are retirement eligible (normal or early) either under the terms of the TI 401(k) or pension plan in your home country or the country in which you work, as applicable (regardless of whether you are a participant in such plan), or if there is no such plan, as may be set forth in the laws or regulations in your home country or the country in which you work, as applicable: The option will continue to full term, becoming exercisable per the table in Section 1(a).

(v)	Termination (except for cause) at least six months after the Option Date and after 20 years of service (credited or otherwise) as a TI employee, but you are not retirement eligible as described in Section 1(c)(iv): The option will continue to full term, but will be exercisable only to the extent it was exercisable on the date of termination.

(vi)	Other: For any termination other than those specified above, the option will be exercisable for 30 days after the date of termination, only to the extent that it was exercisable on the date of termination per the table in Section 1(a), except as follows: If you die within 30 days after your termination, then your heirs may exercise the option for a period of up to one year after your death, but only to the extent any unexercised portion was exercisable on the date of termination.

(vii)	If your termination under Section 1(c)(v) or (vi) occurs within 30 days before the effective date of a Change in Control, then the Change in Control will be deemed to have occurred first and the option will be exercisable in accordance with Section 1(b).

(d)	Confidential Information and Competition. See Section 6, particularly Section 6(c), for the effect of disclosure of confidential information or of competition with TI.

2.	Continuing Employment. Your option will not be affected by any change of employment so long as you continue to be employed by TI. The option will not constitute or be evidence of any agreement or understanding, expressed or implied, on the part of TI to employ you for any specific period.

3.	Transferability. Your option is not transferable except by will or by the laws of descent and distribution, and during your lifetime may be exercised only by you.

4.	Manner of Exercise. Your option may be exercised by delivery of a written notice of exercise to the Secretary of the Company or the Secretary’s designee, specifying the number of shares for which you wish to exercise the option, and delivery of the full purchase price thereof, in a form approved by the Compensation Committee of the Board of Directors of the Company, to the Secretary or the Secretary’s designee, or in such other manner as the Committee may otherwise from time to time permit.

5.	Long-Term Incentive Plan. Your option is subject to all of the terms and conditions of the Texas Instruments 2000 Long-Term Incentive Plan (hereinafter “the Plan”). In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative. It is expressly intended that the definition of Change in Control contained in Section 9 shall supersede any definition of such term or similar term that may be contained in the Plan.

6.	Confidential Information and Competition. By accepting your option, and in consideration for the option and for the Company’s obligations set forth herein, you agree with the Company as follows:

(a) You recognize and acknowledge that in the course of your employment with TI, you have obtained private or confidential information and proprietary data relating to TI, including but not limited to TI’s trade secrets (hereinafter “Confidential Information”). TI agrees that it will continue to provide you with access to its Confidential Information to the extent necessary for you to carry out the duties of your employment with TI.

(b) You agree not to use or disclose to third parties, either directly or indirectly, Confidential Information at any time, except with the prior written consent of TI. Without intending to limit the remedies available to TI, you acknowledge that damages at law will be an insufficient remedy to TI if you violate the terms of this Section 6(b) and agree that TI may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce the terms of this paragraph upon the breach or threatened breach of any such terms or otherwise specifically to enforce such terms.

(c) You agree that, if, during your employment and for a period of two years thereafter you engage in Competition (as defined in Section 9), either directly or indirectly, for your own benefit or on behalf of any other person or entity, or if, at any time, you use or disclose to third parties any Confidential Information without the written consent of TI, then (i) the option will not be thereafter exercisable at any time, and (ii) you shall repay immediately to the Company any profit (spread between Option Price and market price of the Company’s common stock on the date of exercise) made on the option within three years prior to termination of your employment or any time after termination of your employment. Any amount payable to the Company pursuant to this provision may be reduced or waived as the Company, in its sole judgment, deems warranted by the circumstances.

(d) You recognize and acknowledge that the provisions of this Section 6 relating to nondisclosure and noncompetition during and after employment are entered into by you in consideration of, and as a material inducement to, the agreements by the Company herein as well as an inducement for the Company to enter into this Option Agreement, and that, but for your agreement to the provisions of this Section 6, the Company would not have entered into this Agreement.

7.	Responsibility for Taxes. You acknowledge that the ultimate liability for income tax, social insurance or other tax-related withholding (hereinafter “Tax-Related Items”) in connection with this grant or its exercise is your responsibility. You authorize TI to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by TI or from proceeds of the sale of the shares. If permissible under local law, TI may (a) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (b) withhold shares, provided that TI only withholds the number of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to TI any amount of Tax-Related Items that TI may be required to withhold that cannot be satisfied by the means described above.

8.	Nature of Grant. In accepting this grant, you acknowledge that: (a) the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) you are voluntarily participating in the Plan; (c) your option is an extraordinary item that does not constitute compensation for services rendered to TI; (d) your option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, termination, pension or retirement benefits or similar payments; and (e) the option grant will not be interpreted to form an employment contract or relationship with TI.

9.	Certain Definitions.

(a)	The term “Change in Control” means an event when (i) any Person, alone or together with its Affiliates and Associates or otherwise, shall become an Acquiring Person otherwise than pursuant to a transaction or agreement approved by the Board of Directors of the Company prior to the time the Acquiring Person became such, or (ii) a majority of the Board of Directors of the Company shall change within any 24-month period unless the election or the nomination for election by the Company’s stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period. For the purposes hereof, the terms Person, Affiliates, Associates and Acquiring Person shall have the meanings given to such terms in the Rights Agreement dated as of June 18, 1998 between the Company and Harris Trust and Savings Bank, as in effect on the date hereof; provided, however, that if the percentage employed in the definition of Acquiring Person is reduced hereafter from 20% in such Rights Agreement or any successor Rights Agreement, then such reduction shall also be applicable for the purposes hereof.

(b)	The term “Company” means Texas Instruments Incorporated and the term “TI” means and includes Texas Instruments Incorporated and its subsidiaries.

(c)	The term “Competition” means:

(i) engaging in any business activity similar to that in which you engaged during your last three years of employment with TI for any person or entity selling, marketing, designing or manufacturing products the same as, similar to, or that compete with products that TI sells or markets in any area that TI sells or markets such products;

(ii) engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you sold or marketed, or attempted to sell or market, during the last three years of your employment with TI in any area in which you sold or marketed, or attempted to sell or market, such products;

(iii) engaging in the manufacture or design of any products that are the same as, similar to or that compete with any products that you sold or marketed, or attempted to sell or market, or participated in the design or manufacture of, during the last three years of your employment with TI; or

(iv) engaging in the selling or marketing of any products that are the same as, similar to, or that compete with any products that you participated in the design or manufacture of during the last three years of your employment with TI in any area in which TI has sold or marketed, or attempted to sell or market, such products.

(d)	The term “Option Date” means the date of grant of this option.

10.	Texas Law. This agreement and specifically the provisions of Section 6 hereof shall be construed both as to validity and performance and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

11.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

END

By accepting this option agreement, I acknowledge I have read and I agree to be bound by all of the terms and conditions set forth above, including Section 6 relating to Confidential Information and Competition.